Exhibit 10.6

LOAN AGREEMENT

LOAN AGREEMENT dated as of October 1, 2021 (this “Agreement”), between MHH Holding B.V., a Netherlands private limited liability company (the “Borrower”), Baker Hughes Holdings LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Bear”), and Akastor AS, a Norwegian private limited company (together with its successors and permitted assigns, “Titan Norway” and, together with Bear, the “Lenders”).

WHEREAS, in consideration for the transactions contemplated by the Transaction Agreement (as hereinafter defined), the Borrower has requested that Lenders extend credit as set forth on Annex A hereto in the form of (i) a senior subordinated term loan in an aggregate principal amount of $60,000,000, which will be incurred by the Borrower on the Closing Date (the “Senior Term Loan”) and (ii) junior subordinated term loans in an aggregate principal amount equal to $40,000,000, of which $20,000,000 will be incurred by the Borrower to Bear (the “Bear Junior Term Loan”) and $20,000,000 will be incurred by the Borrower to Titan Norway (the “Titan Norway Junior Term Loan” and, together with the Bear Junior Term Loan, the “Junior Term Loans” and, together with the Senior Term Loan, the “Loans”), in each case on the Closing Date, plus the amount of any increases to the principal amount of the Junior Term Loans pursuant to Section 2.01(b).

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such other person. For purposes of this Agreement, (i) Bear and its Subsidiaries shall not be considered Affiliates of (A) any member of the Company Group (as defined in the Shareholders’ Agreement) or (B) Titan and its Affiliates, and (ii) Titan and its Subsidiaries shall not be considered Affiliates of (A) any member of the Company Group or (B) Bear and its Subsidiaries. For the avoidance of doubt, (a) General Electric Company and its consolidated Subsidiaries from time to time shall be deemed not to be Affiliates of Bear; and (b) Titan Parent (as defined in the Shareholders’ Agreement) and its consolidated Subsidiaries from time to time other than Titan and its Subsidiaries from time to time shall be deemed not to be Affiliates of Titan or the Titan Shareholders (as defined in the Shareholders’ Agreement).

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Rate” shall mean, with respect to any Loan, a rate equal to eight percent (8%) per annum.

“Akastor Facilities Agreement” means the USD 89,000,001 and NOK 249,999,999 multicurrency revolving credit facilities dated on September 28, 2021 between, among others, (i) Akastor ASA as borrower; (ii) the subsidiaries of Akastor ASA listed in part I of schedule 1 (The Original Parties) thereto as original guarantors; (iii) DNB Markets, a part of DNB Bank ASA, as coordinator; (iv) DNB Markets, a part of DNB Bank ASA, Skandinaviska Enskilda Banken AB (publ) and Swedbank AB (publ) as mandated lead arrangers and bookrunners; (v) the financial institutions listed in Part II of Schedule 1 (The Original Parties) thereto as lenders; and (vi) DNB bank ASA as the security agent and as facility agent.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar Federal or state law for the relief of debtors.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Business Day” shall mean a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York, United States or Oslo, Norway are authorized or required by applicable law to close.

“Change of Control” shall mean (i) a sale of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, or (ii) any transaction or series of related transactions (whether by merger, consolidation, recapitalization, issuance, transfer of equity securities or otherwise) which results in any person or group of persons (other than Bear, Titan, Titan Norway or Titan U.S. and their respective Permitted Transferees (as defined in the Shareholders’ Agreement), or a Titan Special Permitted Transferee (as defined in the Side Letter – Consent to Transfer, dated March 2, 2021 between Bear and Titan)) obtaining ownership of fifty percent (50%) or more of the outstanding Shares of the Borrower.

“Charges” shall have the meaning assigned to such term in Section 5.08.

“Class” shall mean, when used in respect of any Loan, whether such Loan is a Senior Term Loan or a Junior Term Loan.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of the Borrower, in each case, to the extent (a) such Obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Closing Date” shall mean October 1, 2021.

“Corporate Facility” shall mean, collectively, the Bridge Facility, the Revolving Credit Facility and the Term Loan Facility, in each case made available to the Borrower under, and as defined in, the Mercury Facilities Agreement.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” means 1.50% per annum.

“DTA Tax Benefit Obligation” shall mean any amount attributable to a DTA Tax Benefit (as defined in the Transaction Agreement) owed by the Borrower to Bear or Titan, as the case may be, but not paid, pursuant to Section 8.03(f) of the Transaction Agreement.

“Eligible Assignee” means, (a) in respect of any Lender intending to transfer a Loan, (i) if such Lender is the initial Lender holding such Loan, each wholly owned subsidiary of such Lender and (ii) if such Lender acquired such Loan through assignment, the initial holder of such Loan and each wholly owned subsidiary of such initial holder; and (b) a Security Agent or any person who acquires all or any part of a Loan following enforcement by a Security Agent of any assignment or security right under a Transaction Security Document.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Event of Default” shall have the meaning assigned to such term in Section 4.01.

“Facilities Agreement” means the Akastor Facilities Agreement or the Mercury Facilities Agreement.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Governing Documents” shall mean, with respect to any person, the certificate or articles of incorporation or formation, bylaws, articles of organization or association, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, shareholders’ agreement, unanimous equityholder agreement or declaration or other similar governing or constituent documents of such person.

“Governmental Authority” shall mean any court, administrative agency, legislative body or committee, entity, commission or tribunal in the U.S. or any other non-U.S. jurisdiction, or any other transnational, domestic or foreign federal, provincial, state, territorial, county, local, foreign, regional, or other governmental or quasi-governmental authority, instrumentality (including entities owned or controlled by any government), agency, entity, tribunal, regulatory or administrative authority or commission in the U.S. or any other non-U.S. jurisdiction, including for, the Taxing Authority (as defined in the Transaction Agreement), and any public non-U.S. organization, commission, agency, regulator, or political party.

“Immaterial Subsidiary” shall mean any subsidiary of the Borrower that, as of any date of determination, did not have (i) assets with a value in excess of 5.0% of the consolidated total assets of the Borrower and its Subsidiaries as of such date or (ii) revenues representing in excess of 5.0% of the consolidated total revenues of the Borrower and its Subsidiaries as of such date.

“Indebtedness” of any person means, the following (without duplication): (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such person evidenced by securities issued by such person providing for mandatory payments of money, whether or not contingent; (d) all obligations of such person pursuant to revolving credit agreements or similar arrangements (which obligations shall be deemed to equal the maximum commitment of the lenders thereunder whether currently outstanding or undrawn and available); (e) all obligations of such person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property; (f) all obligations (whether contingent or non-contingent) of such person to reimburse any person in respect of amounts paid under a letter of credit or similar instrument or document to the extent that such reimbursement obligations remain outstanding after they become non-contingent; (g) all interest rate and currency swap and similar agreements obligating such person to make payments, whether direct or indirect or periodically or upon the happening of a contingency; (h) all Indebtedness of others secured by a lien on any asset of such person, whether or not such Indebtedness is assumed by such person; (i) all direct or indirect guaranties by such person of or with respect to the Indebtedness of another person including, without limitation, any obligation of a person to make whole or provide funding or capital to or with respect of another person or the Indebtedness of another person; and (j) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course of business), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP.

“Insolvency Proceeding” means any proceeding commenced by or against any person under any provision of any Debtor Relief Law.

“Interest Payment Date” shall mean, with respect to any Loan made hereunder, the last day of the Interest Period applicable to such Loan; provided that if any Interest Period would end on a day other than a Business Day, the applicable Interest Payment Date shall be the next succeeding Business Day.

“Interest Period” shall mean with respect to any Loan, the period commencing on the day such Loan is made and ending on the last day of the calendar quarter in which such Loan is made and thereafter, the period commencing on the first day of the next calendar quarter and ending on the last day of that calendar quarter.

“Junior Obligations” shall mean (a) in respect of the Senior Term Loan, the Obligations of the Borrower and its Subsidiaries under the Junior Term Loans and (b) in respect of the JV Financing, the Obligations of the Borrower and its Subsidiaries under the Senior Term Loan and the Junior Term Loans.

“Junior Term Loans” shall have the meaning assigned to such term in the recitals of this Agreement.

“JV Financing” shall mean, collectively, (a) the Corporate Facility, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time and (b) any Emergency Funding (as defined in the Shareholders’ Agreement).

“Lenders” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, each together with its permitted successors and assigns.

“Liquidation Event” shall mean (i) a public offering of the Equity Interests of the Borrower, (ii) the liquidation, dissolution or winding up of the Borrower or (iii) a Change of Control.

“Loan Documents” shall mean this Agreement, the Transaction Agreement and any other document or agreement entered into or executed and delivered in connection herewith.

“Loans” shall have the meaning assigned to such term in the recitals of this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, property, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower and its Subsidiaries to satisfy the Obligations as they become due, or (iii) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Lenders thereunder.

“Material Indebtedness” shall mean any Indebtedness for borrowed money (other than the Loans) of the Borrower or any of its Subsidiaries, including without limitation the JV Financing.

“Material Subsidiary” shall mean any Subsidiary of the Borrower other than an Immaterial Subsidiary.

“Maturity Date” shall mean the earliest to occur of (a) October 1, 2025; provided that, if the scheduled final maturity date of the Corporate Facility is extended (in accordance with the terms thereof or by amendment, supplement, waiver or other modification thereto), the date in this clause (a) shall automatically be extended to the earlier of (i) the date that is one year after the final scheduled maturity date of the Corporate Facility as so extended and (ii) October 1, 2027 or (b) a Liquidation Event.

“Maximum Rate” shall have the meaning assigned to such term in Section 5.08.

“Mercury Facilities Agreement” means the USD 150,000,000 bridge facility, the USD 80,000,000 multicurrency revolving credit facility and the USD 70,000,000 term loan facility dated September 28, 2021 between, among others, (i) MHH Holding B.V. as borrower; (ii) DNB Markets, a part of DNB Bank ASA, as the coordinator; (iii) DNB Markets, a part of DNB Bank ASA, HSBC Continental Europe, Nordea Bank Abp, filial i Norge and Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers and bookrunners; (iv) the financial institutions listed in Part II of Schedule 1 (The Original Parties) thereto as lenders; (v) Nordea Bank Abp, Skandinaviska Enskilda Banken AB (publ) and DNB Bank ASA as hedge counterparties; and (vi) Nordea Bank Abp, filial i Norge, as the security agent and facility agent.

“Note” shall have the meaning assigned to such term in Section 2.03(d).

“Obligations” shall mean the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity or government, individual or family trusts, or any agency or political subdivision thereof.

“Prior Lender Approval” shall mean, in respect of any action or inaction requiring Prior Lender Approval under this Agreement, that (a) each Lender shall have consented in writing to such action or inaction in advance thereof, and (b) copies of each such written consent shall have been delivered to the Borrower and the Lenders.

“Restricted Payment” means (a) the declaration or payment of (or the entering into of a recapitalization transaction the primary purpose of which is to pay) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, now or hereafter outstanding, and (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of the Borrower, now or hereafter outstanding.

“Security Agent” means a “security agent” as defined in either Facilities Agreement, and any delegate or receiver of such security agent.

“Senior Term Loan” shall have the meaning assigned to such term in the recitals of this Agreement.

“Senior Obligations” shall mean (a) in respect of the Junior Term Loan, (i) the Obligations of the Borrower and its Subsidiaries under the Senior Term Loan and (ii) the obligations of the Borrower and its Subsidiaries under the JV Financing and (b) in respect of the Senior Term Loan, the obligations of the Borrower and its Subsidiaries under the JV Financing.

“Shareholders’ Agreement” shall mean that certain Shareholders’ Agreement of the Borrower, dated as of October 1, 2021, among the Borrower, Bear, Titan, Titan Norway, Titan U.S. and the other shareholders party thereto from time to time, as amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Subsidiary” shall mean, with respect to any specified person, (i) any other person of which such first person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such person and with respect to which person such first person is not otherwise prohibited contractually or by other legally binding authority from exercising control or (ii) any other person with respect to which such first person acts as the sole general partner, manager, managing member or trustee (or persons performing similar functions).

“Termination Date” shall mean the date on which the principal of and interest on all of the Loans, and all fees and expenses and all other Obligations of the Borrower under the Loan Documents, shall have been paid in full (other than in respect of Contingent Indemnification Obligations).

“Titan” shall mean Akastor ASA a Norwegian public limited company.

“Titan U.S.” shall mean Mercury HoldCo Inc. a Delaware corporation.

“Transaction Agreement” means that certain Transaction Agreement, dated as of March 2, 2021, among the Borrower, Bear and Titan, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

“Transaction Security Document” means any security document by which a Lender assigns its rights to, or creates a security right in favour of, a Security Agent over all or any part of a Loan.

“U.S. Dollars”, “Dollars” or “$” shall mean lawful money of the United States of America.

“Voting Stock” means Equity Interests of any person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling persons, of such person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Wholly Owned Subsidiary” of any person means any Subsidiary of such person, all of the Equity Interests of which (other than nominal holdings and director’s qualifying shares) is owned by such person, either directly or through one or more Wholly Owned Subsidiaries of such person.

Section 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.

Section 1.03 Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.04 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

ARTICLE II

The Credits

Section 2.01 Loans.

(a) Term Loans. Subject to the terms and conditions set forth herein, the Borrower agrees to incur the Loans in Dollars on the Closing Date as set forth on Annex A hereto. Any portion of the Loans that are repaid or prepaid may not be reborrowed.

(b) Increases to Junior Term Loans. The outstanding principal amount of the Junior Term Loans held by any Lender shall be deemed to be increased, automatically and without further action required by any person, to the extent set forth in Section 8.03(f) of the Transaction Agreement, by the amount of any DTA Tax Benefit Obligation owed to such Lender.

Section 2.02 Termination of Agreement. This Agreement shall terminate on the Termination Date.

Section 2.03 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to each Lender the outstanding principal amount of the Borrower’s Loans held by such Lender (together with any accrued and unpaid interest thereon, including interest pursuant to Section 2.05(b), and all other Obligations owing by the Borrower to such Lender hereunder) on the earlier to occur of (i) the Maturity Date and (ii) the date on which the Loan are declared due and payable pursuant to Section 4.02 of this Agreement.

(a) Each Lender shall maintain an account or accounts evidencing the Obligations of the Borrower in respect of the Loans held by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The entries made in the accounts maintained pursuant to clause (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by such Lender and reasonably acceptable to the Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 5.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

Section 2.04 Prepayment of Loans. The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, upon five Business Days’ prior written notice to the applicable Lender, without premium or penalty; provided that (i) the Borrower shall not be permitted to prepay any amounts under the Junior Term Loans unless and until the Senior Term Loans have been repaid in full and (ii) any prepayments of Loans of any Class shall be allocated among the Lenders holding Loans of such Class on a pro rata basis. Upon notice of any such prepayment being given as aforesaid, the Borrower shall be irrevocably obligated to prepay, on the date therein fixed for prepayment, the Loans or the portion thereof, as the case may be, so called for prepayment, at the principal amount thereof so called for prepayment, together with interest accrued thereon to the date fixed for such prepayment. A prepayment of less than all of the outstanding principal amount of the Loans shall not impact the accrual of interest in respect of the outstanding remaining principal.

Section 2.05 Interest.

(a) All Loans shall bear interest at the Applicable Rate.

(b) Notwithstanding the foregoing, automatically upon the occurrence and during the continuance of any Event of Default, the principal of, and all accrued and unpaid interest on, the Loans, and all fees, indemnities and other Obligations of the Borrower under this Agreement, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal to the Default Rate plus the Applicable Rate.

(c) Except as otherwise set forth in clause (d) of this Section, accrued interest on the Loans shall be payable in cash in arrears (i) on each Interest Payment Date and (ii) upon termination of this Agreement; provided, that (x) interest accrued pursuant to clause (b) of this Section shall be payable on demand and (y) in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment.

(d) The Borrower may elect, by delivering written notice of such election to the Lenders (or the Lenders holding any Class of Loans) at least five (5) Business Days prior to the applicable Interest Payment Date, to pay all or a portion of the interest accrued on the Borrower’s Loans (or any Class of the Borrower’s Loans) that is due on such Interest Payment Date in kind, by adding the amount of accrued interest as of such Interest Payment Date (“PIK Interest”) to the then-outstanding principal amount of the Loans (or of the Loans of such Class) of the Borrower, effective as of such Interest Payment Date; provided that (i) if the Borrower elects to pay PIK Interest in respect of the Senior Term Loan in any Interest Period, the Borrower must also make such election for all Junior Term Loans and (ii) if the Borrower elects to pay PIK Interest in respect one of either the Bear Junior Term Loan or the Titan Norway Junior Loan in any Interest Period, the Borrower must also make such election for the other Junior Term Loan. For the avoidance of doubt, any references herein to the “principal amount” of the Loans (and words of similar import) shall include, as of any time, PIK Interest amounts added to the principal of the Loans pursuant to this Section 2.05(d) prior to such time.

(e) All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.06 Payments Generally. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds in U.S. Dollars, without condition or deduction for any defense, recoupment, set-off or counterclaim to such account or accounts designated by the Lenders. Any amounts received after such time on any date may, in the discretion of the Lenders, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Lenders from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied, subject to Section 4.03, (i) first, towards payment of interest and fees then due from the Borrower hereunder and (ii) second, towards payment of principal of the Loans of the Borrower, in each case, on a pro rata basis.

ARTICLE III

Covenants

Section 3.01 Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, incur or agree to incur any Indebtedness, other than (i) the Loans, including any replacement or refinancing thereof permitted hereunder, (ii) the JV Financing, (iii) other unsecured Indebtedness that is subordinated in right of payment to the Obligations pursuant to subordination terms reasonably acceptable to the Lenders and (iv) other Indebtedness for which Prior Lender Approval has been obtained.

Section 3.02 Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make or agree to make any Restricted Payments, other than Restricted Payments for which Prior Lender Approval has been obtained.

Section 3.03 Governing Documents. The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, modify or otherwise change any of their Governing Documents (including, without limitation, by any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to any of their respective Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements that (i) would not adversely affect the rights, preferences or consent rights of any of the Lenders or any of their respective Affiliates or (ii) have been approved in writing in advance by each Lender whose (or whose Affiliate’s) rights, preferences or consent rights would be adversely affected thereby.

ARTICLE IV

Events of Default

Section 4.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) any representation or warranty made or deemed made by the Borrower in any Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made, and, if such default is objectively capable of cure, such default remains uncured for a period of fifteen (15) days after the Borrower receives written notice of such default from any Lender;

(b) default shall be made in the payment of any principal or interest on the Loans or any other amount due under any Loan Document when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the due observance or performance by the Borrower of any condition or agreement contained in any Loan Document (other than those specified in clause (b) above), and, if such default is objectively capable of cure, such default remains uncured for a period of fifteen (15) days after the Borrower receives written notice of such default from any Lender;

(d) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) the Borrower or any of its Subsidiaries shall fail to make any payment of principal of or interest on any Material Indebtedness as it becomes due (with all applicable grace periods having expired);

(e) the occurrence of any of the following: (i) the Borrower or any of its Subsidiaries is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, (ii) the value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective assets and liabilities) or (iii) a moratorium is declared in respect of any indebtedness of the Borrower or any of its Subsidiaries; provided that if a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(f) any corporate action, legal proceedings or other procedure or step is taken in relation to: (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, examination, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any of its Subsidiaries, (ii) a composition, compromise, assignment or arrangement with any creditor of the Borrower or any of its Subsidiaries, (iii) the appointment of a liquidator, receiver, examiner, administrator, administrative receiver, compulsory manager or other similar officer in respect of any the Borrower or any of its Subsidiaries or any of their respective assets, (iv) enforcement of any security or collateral over any assets of the Borrower or any of its Subsidiaries, or (v) any analogous procedure or step is taken in any jurisdiction; provided that any of the foregoing in connection with a voluntary proceeding for the liquidation, dissolution or winding up of an Immaterial Subsidiary shall not, in and of itself, constitute an Event of Default under this clause (f);

(g) (i) the failure by the Borrower or any of its Subsidiaries to pay one or more final judgments in an aggregate amount in excess of $10,000,000, which judgments are (x) not discharged or effectively waived or stayed (and, if stayed on appeal, covered by a posted bond) for a period of 30 consecutive days and (y) not fully reimbursable by insurance, or (ii) any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Subsidiaries to enforce any such judgment; and

(h) any material provision of any Loan Document shall for any reason be asserted in writing by the Borrower not to be a legal, valid and binding obligation of any party thereto.

Section 4.02 Remedies. Upon the occurrence and during the continuance of an Event of Default, any Lender, at its option and with notice as provided in Section 5.01 below to the Borrower, may do any one or more of the following:

(a) declare all Loans arising hereunder immediately due and payable and credit any sums received thereafter in such manner as it elects upon such Loans. Such application shall not operate to waive or cure any default existing under this Agreement or to invalidate any notice of default or any action pursuant to such notice and shall not prejudice any rights of any Lender under any other agreement or document contemplated in or by this Agreement. Upon such declaration the Lenders shall be released from any and all obligations to the Borrower to advance additional amounts under this Agreement;

(b) withhold any one or more disbursements of the proceeds of the Loans until the default is cured; and/or

(c) exercise any or all rights and remedies granted pursuant to this Agreement, and/or any other agreement or document contemplated in or by this Agreement or otherwise permitted by law.

Section 4.03 Application of Funds. Any amounts received by the Lenders on account of the Obligations on or after the Maturity Date or after the Lenders have exercised the remedies provided for in Section 4.02, in each case, shall be applied in the following order:

(a) First, to the payment of the Obligations in respect of the Senior Term Loans, until all such Obligations have been indefeasibly paid in full;

(b) Second, to the payment of the Obligations in respect of the Junior Term Loans, until all such Obligations have been indefeasibly paid in full; and

(c) Third, to the Borrower or as otherwise required by law.

ARTICLE V

Miscellaneous

Section 5.01 Notices; Communications. (a) Except as provided in Section 5.01(b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic means as follows:

(i) if to the Borrower:

Amstelveenseweg 500

1081 KL Amsterdam

The Netherlands

Attention: Dag Stenevik

Email: [***]

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Laura C. Turano, Esq.; Brian Kim, Esq.

Telecopier: [***]; [***]

Email: [***]; [***]

and:

Advokatfirmaet BAHR AS

Tjuvholmen allé 16

0252 Oslo

Norway

Attention: Svein Gerhard Simonnæs

E-mail: [***]

(ii) if to Bear:

Baker Hughes Holdings LLC

17021 Aldine Westfield Road

Houston, Texas 77073

United States

Attention: Edoardo Padeletti

E-mail: [***]

with a copy to:

Baker Hughes Holdings LLC

245 Hammersmith Road, 10th Floor

London, W6 8PW

United Kingdom

Attention: John Keffer

E-mail: [***]

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Laura C. Turano, Esq.; Brian Kim, Esq.

Telecopier: [***]; [***]

Email: [***]; [***]

Advokatfirmaet Thommessen AS

Haakon VIIs gate 10

Postboks 1484 Vika

NO-0116 Oslo

Norway Attention: Baard Bale

E-mail: [***]

(iii) if to Titan Norway:

Akastor AS

Oksenøyveien 10

1366 Lysaker

Norway

Attention: Eirik Thomassen

E-mail: [***]

with a copy to:

Advokatfirmaet BAHR AS

Tjuvholmen allé 16

0252 Oslo

Norway

Attention: Svein Gerhard Simonnæs

E-mail: [***]

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites). Any Lender or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in Section 5.01(b) above shall be effective as provided in such Section 5.01(b).

(d) Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto.

Section 5.02 Survival of Agreement. All agreements, representations and warranties made by the Borrower herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date.

Section 5.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Lenders and when each Lender shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective permitted successors and assigns.

Section 5.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) the Lenders may not assign or otherwise transfer their rights or obligations hereunder except in accordance with Section 5.04(b) or (c). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents; provided that the holders of Senior Obligations shall be express third party beneficiaries of Article VI to the extent they are not parties to this Agreement.

(b) The Lenders shall be prohibited from assigning to any person all or any portion of their rights and obligations under this Agreement; provided, that any Lender (an “Assignor”) shall be permitted to assign all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans then held by it) to an Eligible Assignee (an “Assignee”); provided further, that by accepting such assignment, the Assignee shall agree that, if any event or circumstance shall occur or arise which, if it occurred or arose prior to such assignment, would have caused the Assignee not to have been an Eligible Assignee, then the Assignee shall promptly re-assign the rights and obligations assigned to it to an Eligible Assignee. Any assignment by a Lender will be pursuant to customary assignment documents reasonably acceptable to the Borrower and such Lender.

(c) Any Lender shall be entitled to grant any security over all or a portion of the Loans then held by it in favour of any Security Agent to secure the obligations of the Borrower and its Subsidiaries under any Facilities Agreement.

Section 5.05 Applicable Law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales. No rule of applicable law which would result in the application of any other applicable law on this Agreement shall apply.

Section 5.06 Dispute Resolution. All disputes arising out of or in connection with this Agreement will be resolved pursuant to Section 13.06 (Dispute Resolution) of the Transaction Agreement, which shall apply to this Agreement mutatis mutandis.

Section 5.07 Waivers; Amendment. (a) No failure or delay of any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and all of the Lenders. Such an amendment will be agreed in writing among the Borrower and all of the Lenders.

Section 5.08 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Lenders, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lenders in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to the Lenders, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to the Lenders on subsequent payment dates to the extent not exceeding the legal limitation.

Section 5.09 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 5.10 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 5.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 5.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission) shall be as effective as delivery of a manually signed original.

Section 5.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

ARTICLE VI

Subordination

Section 6.01 Agreement to Subordinate. The Borrower and each Lender hereby agree that all existing and future Junior Obligations are subordinated in right of payment to the prior payment in full in cash of all existing and future Senior Obligations of the Borrower, and that such subordination is for the benefit of and enforceable by the holders of such Senior Obligations. In the event of any conflict between the terms of this Article VI and the other terms of this Agreement, the terms of this Article VI shall govern and control.

Section 6.02 Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Borrower to creditors upon a total or partial liquidation or dissolution, reorganization, insolvency or bankruptcy of or similar proceeding relating to the Borrower or its property:

(a) the holders of Senior Obligations shall be entitled to receive payment in full in cash of all Senior Obligations before the holders of Junior Obligations shall be entitled to receive any payment or distribution of any kind or character with respect to the Junior Obligations; and

(b) until the Senior Obligations are paid in full in cash, any payment or distribution to which the holders of Junior Obligations would be entitled to receive in respect of the Junior Obligations but for the subordination provisions of this Agreement shall be made to holders of the Senior Obligations as their interests may appear.

Section 6.03 Payment of Junior Obligations. The Borrower shall be permitted to make scheduled principal and interest payments in respect of the Junior Obligations; provided that the Borrower shall not make any payments of principal, premium, interest or any other payments on the Junior Obligations at any time when (a) any Senior Obligations consisting of principal or interest have not been paid in full in cash when due, or (b) the Senior Obligations have been accelerated following a default thereunder.

Section 6.04 Amounts To Be Paid Over. If any payment or amount is received by a Lender holding Junior Obligations in contravention of the subordination provisions of this Agreement, such Lender shall hold such distribution or payment in trust for and promptly pay over such amounts to the holders of Senior Obligations pro rata in accordance with their interests in the Senior Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

MHH HOLDING B.V., as Borrower

By:	/s/ Eirik Thomassen
Name: Eirik Thomassen
Title: Director

[Signature Page to Loan Agreement]

BAKER HUGHES HOLDINGS LLC, as Lender

By:	/s/ Lee Whitley
Name: Lee Whitley
Title: Vice President and Corporate Secretary

[Signature Page to Loan Agreement]

AKASTOR AS, as Lender

By:	/s/ Øyvind Paaske
Name: Øyvind Paaske
Title: Chairman of the board

[Signature Page to Loan Agreement]

Annex A

Lenders

Senior Term Loan

Borrower	Lender	Amount
Borrower	Bear	$60,000,000

Total		$60,000,000

Junior Term Loans

Borrower	Lender	Amount
Borrower	Bear	$20,000,000
Borrower	Titan Norway	$20,000,000

Total		$40,000,000